FOR IMMEDIATE RELEASE

SEREFEX CORPORATION (FORMALLY SPECTRAFAX) RETAINS NEW AUDITING FIRM, SIGNS EXCLUSIVE MARKETING AGREEMENT WITH SPECIALITY COATINGS COMPANY FOR THE ENTIRE STATE OF FLORIDA AND NAMES TWO NEW KEY ADVISORS.

Detroit, MI ... (Edgar)... February 10, 2003...Serefex Corporation (OTCBB: SFXC -NEWS), Formally SpectraFax (OTCBB: SRFX) announced today that it has signed a retainer engagement letter with Bongiovanni & Associates, P.A. based out of North Carolina to handle the company's Auditing and reporting requirements. "Bongiovanni & Associates specializes in small to midsize growing companies, so the fit is natural " stated Brian Dunn, President of Serefex Corporation.

Additionally, Serefex announced today that is has signed an exclusive marketing contract with a Specialty Coatings manufacturer, to exclusively market it's patented and patent pending paint and specialty coatings products throughout the State of Florida. Additional territories are available to the company but on a non-exclusive basis.

Serefex is extremely pleased to announce the addition of two new Advisors to the Corporations Advisory Board.

Mr. Ben M. Jones, III. Mr. Jones is the Retired President of Mortgage Insurance Services Corporation. A provider of Accident and Health Insurance located throughout 37 states. Mr. Jones retired in 1964 at the age of 34. Mr. Jones graduated from the University of North Carolina at Chapel Hill in 1950 with a BA in Economics. Mr. Jones currently has numerous philanthropic causes to which he greatly contributes.

Mr. Robert C. Marconi. Mr. Marconi is the owner and Chief Executive Officer of RCM Industries, an Aluminum Die Casting Manufacturer. RCM Industries has over 150 customers, employs over 1,000 employees, and has four manufacturing facilities located in the Midwest and South Eastern United States. Mr. Marconi holds a Business Administration degree from Northern Illinois and is deeply involved in numerous industry and charitable associations.

Mr. Dunn stated, "We are extremely grateful to be able to have the experience, advice and council of both Ben Jones and Bob Marconi. We are looking to add two more key individuals to our Advisory Board rounding out the total number to five". Both Gentlemen have refused any compensation for their roles.

"Given our management team background, the Construction, Coatings and Manufacturing marketplace is one in which we believe that the Serefex Shareholders will benefit greatly from being associated with. The company continues to develop and implement its growth of revenue strategies and management anticipates additional announcements to be forthcoming", stated Mr. Dunn.

SAFE HARBOR PROVISION

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the company to utilize the "safe harbor" provisions of the Private Securities Litigation Reform act of 1995, you are hereby cautioned, and the Company hereby notes, that these statements may be affected by risk factors affecting the Company generally, as well as those identified in the Serefex Registration Statement on Form 10-SB with the Securities and Exchange Commission, and actual results could differ materially from the forward-looking statements. The Company undertakes no obligations to update or revise any such forward-looking statements.